Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 16, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May 14, 2007 for Calcasieu and August 16, 2007 for CoGen Lyondell, and except for the effects of the transfer of entities under common control as described in Note 3, as to which the date is August 16, 2007, relating to the financial statements and financial statement schedule of Dynegy Holdings Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

August 22, 2007